Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-170905) on Form S-8 of FXCM Inc. of our report dated June 24, 2010, except for Note 20, as to which the date is September 3, 2010, relating to our audit of the consolidated financial statements of FXCM Holdings, LLC and Subsidiaries the year ended December 31, 2008, which appears in this Annual Report on Form 10-K of FXCM Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

New York, New York
March 31, 2011